July 16, 2013

Mr. Donald P. Bunnell

524/50 Burton St

Darlinghust, NSW 2010

Australia

Re: Employment with Synthesis Energy Systems, Inc. (the “Company”)

Dear Don,

This letter agreement will confirm the terms of your employment to you effective July 29, 2013 (the “Effective Date”).

Title/Reporting Relationship

Your title will be Chief Commercial Officer and you will report to Robert W. Rigdon, President and Chief Executive Officer of the Company (the “CEO”).

Responsibilities

Your duties and responsibilities will be such as are reasonably assigned to you by the CEO, including, without limitation, as described on Annex B hereto. While employed by the Company, you will devote full time and attention during normal business hours to the affairs of the Company and use your best efforts to perform faithfully and efficiently your duties and responsibilities.

You shall perform the services required by this letter agreement through electronic virtual office arrangements from Sydney, Australia and otherwise while traveling on Company business. In addition, your responsibilities for the Company may require you to conduct travel to other domestic and international locations on business for the Company consistent with the business needs of the Company. You acknowledge and agree that it is expected that travel for Company business will be approximately 50% of your time while working for the Company.

Salary

Your salary will be $180,000 per year (the “Base Salary”), payable in equal semi-monthly installments in accordance with the Company’s established policy. The Company will conduct an annual review of your compensation and may, in its sole discretion, adjust your Base Salary based upon relevant circumstances.

Vacation

You will be entitled to annual paid vacation equal to twenty days every twelve months, beginning on the Effective Date. The use of any vacation time not taken will be subject to the Company’s vacation policy as in effect from time to time.

Bonus Program

You will be eligible for bonuses as determined from time to time in the sole discretion of the CEO, with approval of the Company’s Compensation Committee of the Company’s Board of Directors (the “Board”). The bonus amount will be based on achievement of certain annual Company and individual goals and objectives. Such bonus will be paid by no later than the later of 2½ months after the end of the calendar year in which it is earned or the 2½ months after the end of the Company’s tax year in which it is earned.

Plans

You shall be eligible to participate in and shall receive all benefits under all incentive, savings and retirement plans and programs maintained or established by the Company for the benefit of our employees. Further, you and/or your family, as the case may be, shall be eligible to participate in and shall receive all benefits under each benefit plan of the Company maintained or established by the Company for the benefit of its employees. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such program or plan, so long as such actions are similarly applicable to covered employees generally.

Reimbursement of Business Expenses

You may from time to time during the term of your employment incur various business expenses customarily incurred by persons holding positions of like responsibility, including, without limitation, travel expenses incurred for the benefit of the Company. Subject to complying with the Company’s policy regarding the reimbursement of such expenses as in effect from time to time during the term of your employment, which does not necessarily allow reimbursement of all such expenses, the Company shall reimburse you for such expenses from time to time, at your request, and you shall account to the Company for all such expenses. Such expenses will be reimbursed no later than the later of 2½ months after the end of the calendar year in which it is incurred or the 2½ months after the end of the Company’s tax year in which it is incurred.

Clawback Provisions

Notwithstanding any other provisions in this letter agreement to the contrary, any incentive-based compensation, or any other compensation, paid to you pursuant to this letter agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Withholdings

The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this letter agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, and (b) all other employee deductions made with respect to the Company’s employees generally.

Compliance with Company Policies

You agree to comply with all applicable policies, rules and regulations of the Company, including, but not limited to, the Company’s Code of Business and Ethical Conduct and policies regarding compliance with the U.S. Foreign Corrupt Practices Act, each as in effect from time to time.

Restrictive Covenants

You acknowledge, understand and agree that as a condition to the Company’s execution of this letter agreement, you are bound by, and shall be obligated to comply with, the covenants set forth on Annex A to the letter agreement regarding (i) Confidential Information, (ii) Disclosure of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, (iii) Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, and all Original Works of Authorship and (iv) Non-Competition; Non-Solicitation. It is further acknowledged, understood and agreed by that the covenants made by you as set forth on Annex A are essential elements of your employment and that, but for your agreement to comply with such covenants, the Company would not have hired you.

Term

Unless sooner terminated pursuant to other provisions hereof, your period of employment under this letter agreement shall be a period of one year beginning on the Effective Date (the “Initial Term”). Your period of employment under this letter agreement may, through mutual agreement, be renewed for successive terms in the sole discretion of the Company. The need for such renewal will be reviewed by the Company and you, at least 60 days before the end of the Initial Term. Notwithstanding the preceding sentence, in the event of (i) your conviction (or plea of nolo contendere or equivalent plea) of a felony which, through lapse of time or otherwise, is not subject to appeal, (ii) your engagement in misconduct causing a violation by the Company of any state or federal laws which results in an injury to the business, condition (financial or otherwise), results of operations or prospects of the Company as determined in good faith by the Board or a committee thereof, (iii) your engaging in a theft of corporate funds or corporate assets of the Company or in an act of fraud upon the Company, (iv) an act of personal dishonesty taken by you that was intended to result in your personal enrichment at the expense of the Company, (v) your refusal, without proper legal cause, to perform the duties and responsibilities as contemplated in this letter agreement or any other breach by you of this letter agreement, (vi) your engaging in activities which would constitute a breach of the Company’s policies described above under “Compliance with Company Policies” or any other applicable policies, rules or regulations of the Company, or (vii) your failing to adequately perform, as determined in the sole discretion of the Board, the scope of the duties and responsibilities of your position, the Company may elect to terminate your employment immediately.

Entire Agreement; No Oral Amendments

This letter agreement, together with any document, policy, rule or regulation referred to herein, replaces all previous agreements and discussions relating to the same or similar subject matter between you and the Company and constitutes the entire agreement between you and the Company with respect to the subject matter of this letter agreement. This letter agreement may not be modified in any respect by any verbal statement, representation or agreement made by any executive, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

Please feel free to contact me if you have any questions.

Sincerely yours,

Synthesis Energy Systems, Inc.

/s/ Robert W. Rigdon

Robert W. Rigdon

President and Chief Executive Officer

I hereby accept these terms of employment.

/s/ Donald P. Bunnell	July 16, 2013
Donald P. Bunnell	Date

ANNEX A

COVENANTS AS TO CONFIDENTIALITY, DISCLOSURE AND OWENERSHIP OF

INFORMATION, NON-COMPETITION AND NON-SOLICITATION

Confidential Information

In connection with your position as Chief Business Development Officer, the Company will from time to time provide you with Confidential Information, as defined below, so that you may perform the duties and responsibilities of your position. You acknowledge, understand and agree that all such Confidential Information, whether developed by you or others employed by or in any way associated with you or the Company, is the exclusive and confidential property of the Company and shall be regarded, treated and protected as such in accordance with this letter agreement. You acknowledge that all such Confidential Information is in the nature of a trade secret. Failure to mark any writing confidential shall not affect the confidential nature of such writing or the information contained therein.

“Confidential Information” means information, which is used in the business of the Company and (i) is proprietary to, about or created by the Company, (ii) gives the Company some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company, (iii) is designated as Confidential Information by the Company, is known by you to be considered confidential by the Company, or from all the relevant circumstances should reasonably be assumed by you to be confidential and proprietary to the Company, or (iv) is not generally known by non-Company personnel. Confidential Information excludes, however, any information that is lawfully in the public domain or has been publicly disclosed by the Company. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

(a) Information related to all proprietary information developed, licensed or otherwise acquired by the Company, including, but not limited to, relating to the U-GAS® coal gasification technology, the manufacture of synthesis gas and other energy products in a proprietary process (the “Technology”);

(b) Internal personnel and financial information of the Company, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company;

(c) Information regarding proposed projects, joint ventures or other similar business activities;

(d) Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any acquisition prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company which have been or are being discussed;

(e) Names and contact information for customers, suppliers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers or suppliers of the Company;

(f) Confidential and proprietary information provided to the Company by any actual or potential customer, supplier, government agency or other third party (including businesses, consultants and other entities and individuals); and

(g) Work product resulting from or related to the research or development of the Technology.

You further agree that you shall not make any statement or disclosure to third parties that (i) would be prohibited by applicable Federal or state laws, or (ii) is intended or reasonably likely to be detrimental to the Company or any of its affiliates.

As a consequence of the Company providing you with its Confidential Information, you shall occupy a position of trust and confidence with respect to the affairs and business of the Company. In view of the foregoing and of the consideration to be provided to you, you agree that it is reasonable and necessary that you make each of the following covenants:

(a) During your employment and thereafter, you shall not disclose Confidential Information to any person or entity, either inside or outside of the Company, other than as necessary in carrying out your duties and responsibilities to the Company, without first obtaining the Company’s prior written consent (unless such disclosure is compelled pursuant to court orders or subpoena, and at which time you shall give prior written notice of such proceedings to the Company).

(b) During your employment and thereafter, you shall not use, copy or transfer Confidential Information other than as necessary in carrying out your duties and responsibilities, without first obtaining the Company’s prior written consent.

(c) On the termination of your employment, you shall promptly deliver to the Company (or its designee) all written materials, records and documents made by you or which came into your possession during your employment concerning the business or affairs of the Company, including, without limitation, all materials containing Confidential Information.

Disclosure of Information, Ideas, Concepts, Improvements, Discoveries and Inventions

As part of your fiduciary duties to the Company and its affiliates, you agree that during your employment by the Company, you shall promptly disclose in writing to the Company all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, and whether or not reduced to practice, which are conceived, developed, made or acquired by you, either individually or jointly with others, and which relate to the business, products or services of the Company or its affiliates, irrespective of whether you used the Company’s time or facilities and irrespective of whether such information, idea, concept, improvement, discovery or invention was conceived, developed, discovered or acquired by you on the job, at home, or elsewhere. This obligation extends to all types of information, ideas and concepts, including information, ideas and concepts relating to the Technology, the development of coal gasification and syngas production and the provision of distributed power, utility services and coal gasification plant development, operations and maintenance based on the Technology, new types of services, other corporate opportunities, acquisition prospects, prospective names or service marks for the Company’s business activities, and the like.

Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, and all Original Works of Authorship

All information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by you or which are disclosed or made known to you, individually or in conjunction with others, during your employment and which relate to the business, products or services of the Company (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customers’ organizations, marketing and merchandising techniques, and prospective names and service marks) are and shall be the sole and exclusive property of the Company. Furthermore, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company.

In particular, you hereby specifically sell, assign, transfer and convey to the Company all of your worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions, and any United States or foreign applications for patents, inventor’s certificates or other industrial rights which may be filed in respect thereof, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and applications for registration of such names and service marks. You shall assist the Company at all times, during your employment and thereafter, in the protection of such information, ideas, concepts, improvements, discoveries or inventions, in the United States and all foreign countries, which assistance shall include, but shall not be limited to, the execution of all lawful oaths and all assignment documents requested by the Company or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign patents, including divisions, continuations, continuations in part, reissues and/or extensions thereof, and any application for the registration of such names and service marks.

In the event you create, during your employment, any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as, videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products or services, whether such work is created solely by you or jointly with others, the Company shall be deemed the author of such work if the work is prepared by you in the scope of your employment; or, if the work is not prepared by you within the scope of your employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made for hire, and the Company shall be the author of such work. If such work is neither prepared by you within the scope of your employment nor a work specially ordered and deemed to be a work made for hire, then you hereby agree to sell, transfer, assign and convey, and by these presents, do sell, transfer, assign and convey, to the Company all of your worldwide right, title and interest in and to such work and all rights of copyright therein. You agree to assist the Company and its affiliates, at all times, during your employment and thereafter, in the protection of the Company’s worldwide right, title and interest in and to such work and all rights of copyright therein, which assistance shall include, but shall not be limited to, the execution of all documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

Non-Competition; Non-Solicitation

During your employment and for the twelve month period following the date of termination of your employment, you shall not, acting alone or in conjunction with others, directly or indirectly, in any area in which you have worked for the Company or as to which you have received Confidential Information relating to the Company, including, but not limited to, the People’s Republic of China, the Republic of India and the United States, invest or engage, directly or indirectly, in any Competing Business (as defined below) or accept employment with or render services to such a Competing Business as a director, officer, agent, executive or consultant or in any other capacity. Notwithstanding the above, you may serve as an officer, director, agent, employee or consultant to a Competing Business whose business is diversified and which is, as to the part of its business to which you are providing services, not a Competing Business; provided, that prior to accepting employment or providing services to such a Competing Business, you and the Competing Business will provide written assurances satisfactory to the Company that you will not render services directly or indirectly for a twelve month period to any portion of the Competing Business which competes directly or indirectly with the Company.

For purposes of this letter agreement, “Competing Business” means any individual, business, firm, company, partnership, joint venture, organization, or other entity that is engaged in the actual or intended business of the Company and/or its affiliates during the term of your employment including, but not limited to, the development of coal gasification coal and biomass mixture gasification and syngas production and the provision of distributed power, utility services and coal gasification coal and biomass mixture gasification plant development, operations and maintenance based on coal gasification and coal and biomass mixture gasification technology.

In addition to the other obligations agreed to by you in this letter agreement, you agree that for twelve months following the date of termination of your employment, you shall not directly or indirectly, (i) hire or attempt to hire any employee of the Company, or induce, entice, encourage or solicit any employee of the Company to leave his or her employment, or (ii) contact, communicate with or solicit any distributor, customer or acquisition or business prospect or business opportunity of the Company for the purpose of causing them to terminate, alter or amend their business relationship with the Company.

You hereby specifically acknowledge and agree that:

(a)	The Company expended and will continue to expend substantial time, money and effort in developing its business;

(b)	You will, in the course of your employment, be personally entrusted with and exposed to Confidential Information;

(c)	The Company, during your employment and thereafter, will be engaged in its highly competitive business in which many firms compete;

(d)	You could, after having access to the Company’s financial records, contracts, and other Confidential Information and know-how and, after receiving training by and experience with the Company, become a competitor;

(e)	The Company will suffer great loss and irreparable harm if you terminate your employment and enter, directly or indirectly, into competition with the Company;

(f)	The temporal and other restrictions contained in this “Non-Competition; Non-Solicitation” provision are in all respects reasonable and necessary to protect the business goodwill, trade secrets, prospects and other reasonable business interests of the Company;

(g)	The enforcement of this “Non-Competition; Non-Solicitation” provision will not work an undue or unfair hardship on you or otherwise be oppressive to you; it being specifically acknowledged and agreed by you that you have activities and other business interests and opportunities which will provide you adequate means of support if the provisions of this “Non-Competition; Non-Solicitation” provision are enforced after your termination; and

(h)	The enforcement of this “Non-Competition; Non-Solicitation” provision will neither deprive the public of needed goods or services nor otherwise be injurious to the public.

The parties hereto further agree that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this “Non-Competition; Non-Solicitation” provision is overly restrictive and unenforceable, the court shall reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this “Non-Competition; Non-Solicitation” provision shall remain in full force and effect. The parties hereto further agree that if a court of competent jurisdiction determines that any provision of this “Non-Competition; Non-Solicitation” provision is invalid or against public policy, the remainder of this “Non-Competition; Non-Solicitation” provision shall not be affected thereby, and shall remain in full force and effect.